Filed Pursuant to Rule 433

Registration Statement No. 333-229396

Pricing Term Sheet

¥128,500,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥23,000,000,000 0.203% Senior Notes due 2027

¥25,000,000,000 0.320% Senior Notes due 2029

¥44,400,000,000 0.472% Senior Notes due 2032

¥12,500,000,000 0.700% Senior Notes due 2037

¥7,000,000,000 0.917% Senior Notes due 2042

¥16,600,000,000 1.129% Senior Notes due 2052

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	January 14, 2022
Settlement Date:	January 25, 2022 (T+7 Tokyo business days)
Expected Ratings*:	Aa2/AA (Stable/Stable)

Title of Securities:	0.203% Senior Notes due 2027 (the “2027 Notes”)
0.320% Senior Notes due 2029 (the “2029 Notes”)
0.472% Senior Notes due 2032 (the “2032 Notes”)
0.700% Senior Notes due 2037 (the “2037 Notes”)
0.917% Senior Notes due 2042 (the “2042 Notes”)
1.129% Senior Notes due 2052 (the “2052 Notes”)

Principal Amount:	¥23,000,000,000 (2027 Notes)
¥25,000,000,000 (2029 Notes)
¥44,400,000,000 (2032 Notes)
¥12,500,000,000 (2037 Notes)
¥7,000,000,000 (2042 Notes)
¥16,600,000,000 (2052 Notes)

Maturity Date:	January 25, 2027 (2027 Notes)
January 25, 2029 (2029 Notes)
January 23, 2032 (2032 Notes)
January 23, 2037 (2037 Notes)
January 24, 2042 (2042 Notes)
January 25, 2052 (2052 Notes)

Issue Price (Price to Public):	100% of face amount (2027 Notes)
100% of face amount (2029 Notes)
100% of face amount (2032 Notes)
100% of face amount (2037 Notes)
100% of face amount (2042 Notes)
100% of face amount (2052 Notes)

Gross Spread:	18 bps (2027 Notes)
24 bps (2029 Notes)
30 bps (2032 Notes)
40 bps (2037 Notes)
50 bps (2042 Notes)
60 bps (2052 Notes)

Proceeds to Issuer:	¥128,080,800,000

Interest Rate:	0.203% per annum (2027 Notes)
0.320% per annum (2029 Notes)
0.472% per annum (2032 Notes)
0.700% per annum (2037 Notes)
0.917% per annum (2042 Notes)
1.129% per annum (2052 Notes)

Reference Rate:	0.033% (2027 Notes)
0.070% (2029 Notes)
0.142% (2032 Notes)
0.270% (2037 Notes)
0.387% (2042 Notes)
0.549% (2052 Notes)

Spread to Reference Rate:	17 bps (2027 Notes)
25 bps (2029 Notes)
33 bps (2032 Notes)
43 bps (2037 Notes)
53 bps (2042 Notes)
58 bps (2052 Notes)

Yield:	0.203% (2027 Notes)
0.320% (2029 Notes)
0.472% (2032 Notes)
0.700% (2037 Notes)
0.917% (2042 Notes)
1.129% (2052 Notes)

Day Count Convention:	30/360

Interest Payment Dates:	Semi-annually on January 25 and July 25 of each year commencing July 25, 2022 (short last coupon for 2032 Notes, 2037 Notes and 2042 Notes)

Redemption:	The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated January 5, 2022

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in
excess thereof

CUSIP:	084670DC9 (2027 Notes)
084670DD7 (2029 Notes)
084670DE5 (2032 Notes)
084670DG0 (2037 Notes)
084670DH8 (2042 Notes)
084670DJ4 (2052 Notes)

Common Code:	243336384 (2027 Notes)
243336406 (2029 Notes)
243336449 (2032 Notes)
243336520 (2037 Notes)
243336538 (2042 Notes)
243346878 (2052 Notes)

ISIN:	XS2433363848 (2027 Notes)
XS2433364069 (2029 Notes)
XS2433364499 (2032 Notes)
XS2433365207 (2037 Notes)
XS2433365389 (2042 Notes)
XS2433468787 (2052 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Other Information
Joint Book-Running Managers:	J.P. Morgan Securities plc
Merrill Lynch International
Mizuho Securities USA LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

UK MiFIR professionals/ECPs-only/No EEA or UK PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA or in the United Kingdom, respectively.

Settlement Period: The closing will occur on January 25, 2022, which will be more than two Tokyo business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc collect at +44-207-134-2468, Merrill Lynch International toll- free at +1-800-294-1322 or Mizuho Securities USA LLC toll-free at (866) 271-7403.